April 27, 2016

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated April 9, 2016 accompanying the audited financial statements of Conversation Institute, Inc. as of December 31 2015, in the Form S-1 Amendment No. 4, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Form.

Very truly yours,

Kyle L. Tingle

Kyle L. Tingle, CPA, LLC